Exhibit 5.1

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T +1 212 918 3000 F +1 212 918 3100
www.hoganlovells.com

July 12, 2013

Board of Directors

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We are acting as counsel to News Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to 42,000,000 shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”). The Shares consist of (i) up to 12,000,000 Shares issuable upon vesting of restricted stock units or performance stock units or exercise of employee stock options which were originally issued by Twenty-First Century Fox, Inc. (“Fox”) under the Dow Jones 2001 Long-Term Incentive Plan, the 2004 MarketWatch Stock Incentive Plan and the Fox 2005 Long Term Incentive Plan and which were assumed by the Company in connection with the separation of the Company from Fox pursuant to the Employee Matters Agreement dated as of June 28, 2013 by and between the Company and Fox (the “Employee Matters Agreement”) and (ii) up to 30,000,000 Shares issuable pursuant to the News Corporation 2013 Long-Term Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (a) effectiveness of the Registration Statement, (b) issuance of the Shares pursuant to the terms of the Employee Matters Agreement and the Plan and (c) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plan, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP